Exhibit 99.1

News Release

TransUnion Appoints Billy Bosworth to its Board of Directors
Chicago, Ill., Sept. 22, 2020 – Billy Bosworth has been named to the TransUnion (NYSE: TRU) Board of Directors, effective Sept. 21.
“Billy is an innovative technology leader, and we’re excited about the opportunity to add him to TransUnion’s Board,” said Pamela Joseph, Chairperson of the Board. “Technology is a key component in our work to deliver Information for Good, and Billy’s expertise will augment our Board capabilities as we continue to make trust possible between consumers and businesses.”
Bosworth, 51, is the CEO of Dremio Corporation, a privately held company in the data analytics market. He has been the CEO since Feb. 2020, and joined the Dremio Board of Directors in August 2019. Throughout his career in the technology sector, Bosworth has served in many roles, ranging from software engineer to CEO. He has particular expertise in data analytics and management.
“Billy’s 30 years of experience in technology businesses is a tremendous asset as TU further evolves as a broad-based information and insights company,” said Chris Cartwright, president and CEO, TransUnion. “His belief in collaborative leadership and passion for learning is a great fit with our organization, which has a culture for valuing and developing our associates. I especially appreciate Billy’s commitment to excellence through teamwork.”
Bosworth previously served as the CEO of DataStax, Inc. from 2011 to 2019. Under his leadership, DataStax was the primary backer of the open source Apache Cassandra project, and provider of a mission-critical database to some of the largest brands in the world. Prior to that, he was a general manager at Quest Software, a leading provider of software management solutions, overseeing the database division. Bosworth also served on the Board of Directors of Tableau Software for nearly five years, until their acquisition in 2019. He frequently writes and speaks on topics such as data autonomy, open source software, data analytics, and cloud infrastructures. Bosworth holds a Bachelor of Science in Information Science and Data Processing from the University of Louisville.
“TransUnion’s technology evolution, and the way the company is using technology to support consumers and customers, is very attractive,” said Bosworth. “The company’s been through a significant transformation over the past several years, evolving as a business and looking ahead into technology needs for the future. I’m looking forward to being a part of the team.”
About TransUnion (NYSE: TRU) TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing a comprehensive picture of each person so they can be reliably and safely represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good®.
A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.
http://www.transunion.com/business
For More Information
Contact: Dave Blumberg
E-mail:  dblumberg@transunion.com
Telephone: 312-972-6646